Exhibit 3.2

NORTHSTAR HEALTHCARE INCOME, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:                                                        The title of the document being corrected is the Articles of Amendment and Restatement (the “Articles”).

SECOND:                                         The sole party to the Articles is NorthStar Healthcare Income, Inc., a Maryland corporation (the “Corporation”).

THIRD:                                                   The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on July 31, 2012.

FOURTH:                                        Section 8.7 of the Articles as previously filed with the SDAT is set forth below:

Section 8.7                                    Incentive Fees.  The Corporation may pay the Advisor an interest in the gain from the Sale of Assets, for which full consideration is not paid in cash or property of equivalent value, provided the amount or percentage of such interest is reasonable.  Such an interest in gain from the Sale of Assets shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to holders of Common Shares, in the aggregate, of an amount equal to 100% of the Invested Capital, plus an amount equal to seven and one half percent of the Invested Capital per annum cumulative.  In the case of multiple Advisors, such Advisor and any of their Affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Assets by each respective Advisor or any Affiliate.

FIFTH:                                                       Section 8.7 of the Articles as corrected hereby is set forth below:

Section 8.7                                    Incentive Fees.  The Corporation may pay the Advisor an interest in the gain from the Sale of Assets, for which full consideration is not paid in cash or property of equivalent value, provided the amount or percentage of such interest is reasonable.  Such an interest in gain from the Sale of Assets shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to holders of Common Shares, in the aggregate, of an amount equal to 100% of the Invested Capital, plus an amount equal to six and three-fourths percent of the Invested Capital per annum cumulative.  In the case of multiple Advisors, such Advisor and any of their Affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Assets by each respective Advisor or any Affiliate.

SIXTH:                                                     The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this        day of November, 2012.

ATTEST:	NORTHSTAR HEALTHCARE INCOME, INC.

/s/ Ronald J. Lieberman	/s/ Daniel R. Gilbert
Ronald J. Lieberman	Daniel R. Gilbert
Secretary	Chief Executive Officer